SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 20, 2007 (June 18, 2007)

PHOENIX FOOTWEAR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31309	15-0327010
(Commission File Number)	(IRS Employer Identification No.)

5759 Fleet Street, Suite 220, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 602-9688

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1	Registrant’s Business and Operations

Item 1.01	Entry Into a Material Definitive Agreement.

On June 18, 2007, Phoenix Footwear Group, Inc. (“Phoenix Footwear”) entered into a stock purchase agreement with Kellwood Company (“Kellwood”), a leading marketer of apparel and consumer soft goods headquartered in St. Louis, Missouri. Under the terms of the stock purchase agreement, Kellwood agreed to purchase from Phoenix Footwear all of the outstanding capital stock of its wholly-owned subsidiary, Royal Robbins, Inc. (“Royal Robbins”).

Concurrently with the execution of the stock purchase agreement, Phoenix Footwear’s wholly-owned Canadian subsidiary, PXG Canada Inc. (“PXG Canada”), entered into an asset purchase agreement with Canadian Recreation Products, Inc., a wholly-owned Canadian subsidiary of Kellwood (the “Canadian Recreation”). Under the terms of the asset purchase agreement, Canadian Recreation agreed to purchase certain assets, and assume certain obligations of PXG Canada that relate solely to PXG Canada’s business devoted to the purchasing, marketing, distribution and sale of Royal Robbins branded products.

The aggregate cash consideration to be paid at closing under the stock purchase agreement and the asset purchase agreement is U.S. $38 million, subject to a dollar for dollar adjustment under a working capital collar formula. The purchase price will be reduced dollar-for-dollar to the extent the closing working capital is less than $6.5 million and increased dollar-for-dollar to the extent the closing working capital amount is more than $8.5 million. In addition to the purchase price, Canadian Recreation is assuming up to $750,000 of accounts payable owed by PXG Canada to Phoenix Footwear which is required to be paid within 45 days of the closing.

At Closing, Phoenix Footwear is required to cause a $3 million standby letter of credit to be issued by Phoenix Footwear’s lender for Kellwood’s benefit to partially fund indemnification payments, if any, due by Phoenix Footwear to Kellwood for claims made under the stock purchase agreement. Phoenix Footwear has agreed to maintain the $3 million standby letter of credit for the eighteen month indemnification period, subject to reduction on the first anniversary of the closing of the transactions to an amount equal to the greater of $1.5 million or the amount of all unresolved indemnification claims of Kellwood, if any, made under the stock purchase agreement.

Under the stock purchase agreement, Phoenix Footwear agreed, for a period of two years following the closing of the transactions, to be bound by certain restrictive covenants in favor of Kellwood, including non-interference with business relationships of Royal Robbins, non-competition with Royal Robbins within or outside the United States, non-solicitation of Royal Robbins employees or consultants and the agreement not to induce or advise customers or suppliers of Royal Robbins to withdraw or cancel their business with Kellwood.

The transactions under the stock purchase agreement and asset purchase agreement will be consummated simultaneously and are subject to certain customary closing conditions, including receipt of certain third-party consents, lack of any material adverse changes with respect to Royal Robbins after the date of the agreements and the approval of Phoenix Footwear’s lender. Phoenix Footwear’s lender has provided its approval subject to certain conditions, including the consummation of the transaction substantially in accordance with the terms of the agreements. The transactions are expected to close within 30 days from the signing date of the agreements. The agreements may be terminated if the transaction does not close by July 15, 2007.

The stock purchase agreement and asset purchase agreement also contains customary representations, warranties, covenants and indemnities. The above-description of the these agreements is qualified in its entirety by reference to the full text of the applicable agreements, which Phoenix Footwear intends to file as exhibits to its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2007.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the proposed sale of Phoenix Footwear’s Royal Robbins division, the likelihood and timing of the closings of the transactions and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” “exploring,” or similar expressions. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved or that the transactions described herein will be consummated. Further, investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, unexpected liabilities arise related to the disposition or Phoenix Footwear will not achieve anticipated benefits from the transaction. More information about potential factors that could affect Phoenix Footwear’s business and financial results is included in the documents that Phoenix Footwear files with the Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K, including under the heading “Cautionary Statement Concerning Forward-Looking Information” contained in Phoenix Footwear’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the SEC, all of which are available at the SEC’s website (http://www.sec.gov), and all of which are incorporated herein by reference. All forward-looking statements included in this filing are based on information available at the time of this filing, and Phoenix Footwear assumes no obligation to update any forward-looking statements after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.

Date: June 20, 2007	By:	/s/ Kenneth E. Wolf
	Name:	Kenneth E. Wolf
	Title:	Chief Financial Officer